Exhibit 99.1

Provention Bio Announces Update to Board of Directors

RED BANK, N.J., June 3, 2022 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today announced Dr. Jeffrey Bluestone’s decision to step down as a director on the Company’s board of directors to focus on his other commitments, including his role as President and Chief Executive Officer of Sonoma Biotherapeutics. Dr. Bluestone will continue as Scientific Advisor to the Company.

“It has been an absolute honor to work alongside Dr. Bluestone, who has drawn from his wealth of expertise and experience as a luminary in immune tolerance research to support Provention’s mission during his tenure as a fellow director,” said Wayne Pisano, Chairman of Provention’s board of directors.

“Having given birth to teplizumab more than three decades ago, it has been an exhilarating and personally fulfilling experience supporting this therapeutic candidate’s advanced stages of development over the past three years as a director of Provention Bio. I have been fortunate to be involved in the development of teplizumab, from the earliest discovery research to its current status as a Biological License application under review by the United States Food and Drug Administration. After spending over 40 years in this endeavor, I await United States Food and Drug Administration’s decision on the teplizumab Biological License application resubmission hoping for a time when individuals at risk of clinical type 1 diabetes, will have new therapies to treat this devastating disease,” said Dr. Bluestone.

“On behalf of Provention’s board of directors, employees and shareholders, I would like to express our deepest gratitude to Jeff for his key contributions to Provention as a director and look forward to his continued contributions as a Scientific Advisor to the Company. We wish him all the best in his ongoing exceptional career and future research and development endeavors,” stated Ashleigh Palmer, Chief Executive Officer, director and co-founder, Provention Bio.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated diseases. The Biologics License Application (BLA) for teplizumab, its lead investigational drug candidate, for the delay of progression to Stage 3 clinical type 1 diabetes in at-risk individuals has been filed by the U.S. Food and Drug Administration (FDA). The Company’s pipeline includes additional clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Investor Contact:

Robert Doody, VP, Investor Relations

rdoody@proventionbio.com

484-639-7235

Media Contact:

Kaelan Hollon, VP, Corporate Communications

khollon@proventionbio.com

202-421-4921